UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                           ELITE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                       COMMON STOCK, $0.01 VALUE PAR SHARE
                         (Title of Class of Securities)

                                    28659T200
                                 (CUSIP Number)

                                DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 28659T200                                       13G                             Page 2 of 8 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MARK FAIN

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--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                   213,300
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               1,204,570
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                              213,300
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           1,204,570
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,204,570
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      5.9%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------




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CUSIP No. 28659T200                                       13G                             Page 3 of 8 Pages
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--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          CHAD COMITEAU

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--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                   219,712
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                               1,210,982
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                              219,712
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           1,210,982
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,210,982
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      5.9%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------


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CUSIP No. 28659T200                                       13G                              Page 4 of 8 Pages
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ITEM 1.
        (a)  Name of Issuer:                                     ELITE PHARMACEUTICALS, INC.

        (b)  Address of Issuer's Principal Executive Offices:    165 LUDLOW AVENUE, NORTHVALE, NJ 07647


ITEM 2.
        (a)  Name of Person Filing: THIS STATEMENT IS FILED BY
             MARK FAIN AND CHAD COMITEAU.

        (b)  Address of Principal Business Office or, if none, Residence:

        THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF EACH OF THE REPORTING PERSONS IS 237 PARK AVENUE, SUITE 900, NEW YORK, NY 10017
        (c) Citizenship: US

        (d) Title of Class of Securities: COMMON STOCK, PAR VALUE $0.01 PER SHARE

        (e) CUSIP Number: 28659T200



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).





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CUSIP No. 28659T200                                       13G                              Page 5 of 8 Pages
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ITEM 4.   OWNERSHIP.

          A. Mark Fain

     (a)       Amount beneficially owned:   As of December 31, 2006, Mark Fain beneficially  owned 1,204,570 shares of
                                            Common Stock of Elite  Pharmaceuticals,  Inc.,  which amount  includes (i)
                                            179,967  shares  beneficially  owned by Mr.  Fain  over  which he has sole voting power and sole dispositive  power; (ii) 33,333  convertible  shares beneficially  owned by Mr.  Fain over which he has sole  voting  power and
                                            sole  dispositive  power;  (iii)  33,000  shares   beneficially  owned  by
                                            Stratford  Management  Money Purchase Pension Plan over which Mr. Fain has shared  voting power and shared  dispositive  power;  (iv) 808,270  shares beneficially  owed by  Stratford  Partners,  L.P.  of which Mr.  Fain is a
                                            Managing  Member,  and over  which Mr.  Fain has shared  voting  power and shared dispositive power; and (v) 150,000  convertible shares beneficially owed by Stratford  Partners,  L.P.  over which Mr. Fain has shared  voting power and shared dispositive power.

     (b)       Percent of class:            5.9% beneficially owned by Mr. Fain. Calculation of percentage of beneficial ownership is based on 20,457,000 shares of Issuer's Common Stock outstanding on
                                            December 6, 2006 as reported by the Issuer in its Form 8-K filed on December 12, 2006.


     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: 213,300
                  (ii) Shared power to vote or to direct the vote: 1,204,570
                 (iii) Sole power to  dispose  or to direct  the  disposition of:                             213,300
                  (iv) Shared  power to dispose or to direct the  disposition of:                           1,204,570



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CUSIP No. 28659T200                                       13G                              Page 6 of 8 Pages
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      B. Chad Comiteau

     (a)       Amount beneficially owned:   As of December  31,  2006,  Chad  Comiteau  beneficially  owned  1,152,712 shares  of  Common  Stock of Elite  Pharmaceuticals,  Inc.,  which  amount includes (i) 187,047 shares  beneficially owned by Mr. Comiteau over which he  has  sole  voting  power  and  sole  dispositive  power;  (ii)  32,665 convertible  shares  beneficially  owned by Mr. Comiteau over which he has sole  voting  power  and  sole  dispositive  power;  (iii)  33,000  shares beneficially  owned by Stratford  Management  Money Purchase  Pension Plan over which he has shared voting power and shared  dispositive  power; (iv)
                                            808,270 shares beneficially owed by Stratford Partners,  L.P. of which Mr.
                                            Comiteau  is a Managing  Member,  and over which Mr.  Comiteau  has shared voting power and shared  dispositive  power;  and (v) 150,000  convertible shares  beneficially  owed by  Stratford  Partners,  L.P.  over  which Mr.
                                            Comiteau has shared voting power and shared dispositive power.

     (b)       Percent of class:            5.9% beneficially owned by Mr. Comiteau. Calculation of percentage of beneficial ownership is based on 20,457,000 shares of Issuer's Common Stock outstanding on
                                            December 6, 2006 as reported by the Issuer in its Form 8-K filed on December 12, 2006.

     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: 219,712
                  (ii) Shared power to vote or to direct the vote: 1,210,982
                 (iii) Sole power to  dispose  or to direct  the  disposition of:                             219,712
                  (iv) Shared  power to dispose or to direct the  disposition of:                           1,210,982


ITEM 5-9         Not Applicable

Filing of this statement by Mssrs. Fain and Comiteau shall not be deemed an admission that they beneficially own the securities reported herein as held in customer accounts at Stratford Partners, L.P. Mssrs. Fain and Comiteau expressly disclaim beneficial ownership of all securities held in such customer accounts. No single client's interest as reported in the customer accounts at Stratford Partners, L.P. exceeds 5% of the outstanding Common Stock of the Issuer.



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CUSIP No. 28659T200                                       13G                              Page 7 of 8 Pages
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ITEM 10.         CERTIFICATION

(a)              The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 28659T200                                       13G                             Page 8 of 8 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 6, 2007
Date
/s/ Mark Fain
-------------
Signature

Mark Fain
Name/Title

February 6, 2007
Date
/s/ Chad Comiteau
-----------------
Signature

Chad Comiteau
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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